Exhibit No. 10.01

July 15, 2004

Mr. Michael J. Keough

306 White Springs Lane

Peachtree City, GA 30269

Re:	Caraustar Industries, Inc.

Dear Mike:

On behalf of Caraustar Industries, Inc. (the “Company”), I am pleased to offer you the following amended and restated terms and conditions of employment with the Company, which will, as provided herein, modify and supersede the existing terms and conditions of your employment as set forth in letters dated February 13, 2002 and February 19, 2003, copies of which are enclosed.

1. Title: President and Chief Executive Officer.

2. Duties: Subject to control of the Board of Directors, your duties will include, but not be limited to, general supervision and control of the business and affairs of the Company, and such other duties consistent with your position as assigned to you by the Board of Directors from time to time.

3. Compensation and Benefits

(a) Base Salary: $ 550,000 per year (provided in accordance with the Company’s standard payroll practices for all salaried employees), which may be increased by the Board of Directors in its sole discretion.

(b) Bonus: You will be eligible for an annual bonus at the Company’s discretion under the terms of the Company’s Senior Management Incentive Compensation Plan as currently in effect.

(c) Basic Benefit Plans: You will be eligible to participate in the Company’s regular health, life, disability, retirement and other benefit plans offered to all employees in accordance with the terms of those plans. In addition, you will continue to be provided with the following other specific Company-paid benefits:

A basic life insurance policy of $1,000,000;

A long-term disability plan supplemental to the Company’s basic long-term disability plan to ensure the replacement of at least 75% of your base salary in the event of a qualifying disability;

Mr. Michael J. Keough

July 15, 2004

Four weeks of earned vacation annually;

Twenty-five years of industry service credit for purposes of the Short-Term Disability income replacement plan;

Participation the Supplemental Employee Retirement Plan with twenty-five years of industry service credit for purposes of the benefit calculation (with the total benefit payable under the plan to be offset by any other payments from qualified plans of prior employers);

Membership in a Country Club of your election;

Annual financial planning services;

Participation, if you elect, in any of the Company’s other voluntary benefit plans for similarly situated employees.

4. Restricted Share and Equity Grants: No later than July 1, 2005 (which will also be the date for determining the exercise price, as applicable, of the grants described below), the Company will make the following stock-based grants to you:

A one-time, fully vested grant of 3,500 restricted shares as consideration for relinquishment of entitlement to the additional bonus that was otherwise due in 2004 (for plan year 2003) under the terms of your former employment agreement.

Equity grants of 50,000 shares as follows:

-25,000 non-qualified stock options; and

-25,000 PARS, with a performance vesting threshold of $18 per share.

5. Business Expenses: You will be reimbursed for reasonable and necessary business expenses, in accordance with the Company’s policies and upon presentation of appropriate documentation.

6. Membership on the Board of Directors: You will continue to be nominated for membership to the Company’s Board of Directors, subject to the terms and conditions normally applicable to such actions.

Mr. Michael J. Keough

July 15, 2004

7. Severance Benefits:

(a) In the event your employment is terminated other than because of your death or “disability” (as defined below), by you for any reason, for “cause” (as defined below) or in connection with a qualifying termination under the terms of a change in control severance agreement to be entered between you and the Company, you will be entitled to a severance benefit equal to at least 24 (24) months’ continuation of your then-current base salary and benefits coverage in place at the time of termination.

(b) In the event your employment is terminated because of your death or disability, for cause, or by you for any reason, you will not be entitled to receive any compensation or benefits after the date of termination, except for any benefits accrued through the date of termination under the Company’s plans.

(c) In the event of a qualifying termination under the terms of your change in control severance agreement with Company, you will be entitled to receive the benefit provided thereunder.

(d) For purposes of this offer, “disability” means termination owing to your inability to perform your duties hereunder by reason of disability or incapacity, due to physical or mental illness, for a period in excess of six (6) consecutive months, and “cause” means (i) your commission of a felony; or (ii) fraud, misappropriation or embezzlement involving Company property or other intentional wrongful acts that materially impair the goodwill or business of the Company or that cause material damage to the Company’s property, goodwill or business.

8. Restrictive Covenants: You agree, as a condition to your employment, to execute any form of confidentiality, non-competition and non-solicitation agreement reasonably requested by the Company and agree that the term of such non-competition and non-solicitation agreement shall be no less than 12 months following your termination of employment or any such longer period during which you are receiving severance benefits from the Company or any successor.

9. Effective Time: The effective time of these amended and restated terms and conditions of your employment shall be January 1, 2005, except with respect to the grants described in Paragraph 4 above, which shall be effective as of July 15, 2004.

Sincerely,

CARAUSTAR INDUSTRIES, INC.

By:	/s/ James E. Rogers
James E. Rogers, Chairman of the Board

Mr. Michael J. Keough

July 15, 2004

ACKNOWLEDGED AND AGREED:

/s/ Michael J. Keough
Michael J. Keough

Date:	7/14/04